Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FIRST QUARTER 2024

QUAKERTOWN, PA April 23, 2024) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the first quarter of 2024 of $2,594,000, or $0.71 per share on a diluted basis. This compares to net income of $4,118,000, or $1.15 per share on a diluted basis, for the same period in 2023.

For the quarter ended March 31, 2024, the annualized rate of return on average assets and average shareholders’ equity was 0.59% and 6.53%, respectively, compared with 0.96% and 11.11%, respectively, for the first quarter 2023.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., declined for the quarter ended March 31, 2024, in comparison with the same period in 2023, due primarily to interest margin compression causing a $298,000 decline in net interest income, a decrease in the amount of reversal in the provision for credit losses on loans and commitments of $1,719,000 and an increase in non-interest expense of $635,000. The change in contribution from QNB Corp. for the quarter ended March 31, 2024, compared with the same period in 2023, is primarily due to gains on sales from the equities portfolio held at the holding company.

The following table presents disaggregated net income:

	Three months ended,
	3/31/2024	3/31/2023	Variance
QNB Bank	$2,331,000	$4,287,000	$(1,956,000)
QNB Corp	263,000	(169,000)	432,000
Consolidated net income	$2,594,000	$4,118,000	$(1,524,000)

Total assets as of March 31, 2024 were $1,716,081,000 compared with $1,706,318,000 at December 31, 2023. Total available-for-sale debt securities decreased $8,585,000, or 1.8%, to $481,596,000, primarily due to payments. Loans receivable increased $29,083,000, or 2.7%, to approximately $1,122,616,000, or 2.7%. Total deposits increased $47,475,000, or 3.2%, to $1,536,188,000. Short-term borrowing declined $39,006,000, or 41.5%.

"Looking at our fundamentals, the Bank showed solid core performance for the first quarter of 2024, including deposit growth, loan growth, and a significant reduction in short-term borrowings,” stated David W. Freeman, President and Chief Executive Officer. Freeman continued, “We are seeing an equilibrium in the demand for higher rates paid on deposits, and our variable rate loans are beginning to reprice from historic lows, which should help with the interest margin pressure we have been experiencing. The credit quality of our loan book remains consistently strong. Areas impacting our earnings include our securities portfolio, increased expenses for salaries and benefits, and necessary fixed expenses. We are stewarding the company in the best interest of our stakeholders, focusing on continued core performance in alignment with long-term strategic objectives.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2024 totaled $10,168,000, a decrease of $249,000, from the same period in 2023. Net interest margin was 2.39% for the first quarter of 2024 and 2.55% for the same period in 2023.

The yield on earning assets was 4.57% for the first quarter 2024, compared with 3.77% in the first quarter of 2023; an increase of 80 basis points. The cost of interest-bearing liabilities was 2.66% for the quarter ended March 31, 2024, compared with 1.53% for the same period in 2023, an increase of 133 basis points.

Proceeds from the growth in average deposits and proceeds from payments received on investment securities over the past year were invested in loans and other interest earning assets, and used to pay down short-term borrowings. Loan growth was primarily in commercial real estate, which comprised 45% of average earning assets in the first quarter of 2024 compared with 41% for the same period in 2023, and the increases in both rates and volume in commercial real estate loans majorly contributed to the 48 basis-point increase in the yield on loans. The decline in the available-for-sale portfolio was primarily in mortgage-backed securities, which comprised 21% of average earnings assets in the first quarter of 2024 compared with 25% for the same period in 2023. The 92-basis point increase in rate on investments was primarily due to the impact of the interest rate swap entered into at the end of the second quarter of 2023. The 125 basis-point increase in the rate paid on deposits was the primary contributor to the increase in the cost of funds of 113 basis points, contributing to the decrease in net interest margin.

Asset Quality, Provision for Credit Losses on Loans and Allowance for Credit Losses

QNB reversed $93,000 in provision for credit losses on loans in the first quarter of 2024 compared to a reversal in provision of $1,783,000 in the first quarter of 2023. QNB's allowance for credit losses on loans of $8,738,000 represents 0.78% of loans receivable at March 31, 2024, compared to $8,852,000, or 0.81% of loans receivable at December 31, 2023. Net loan charge-offs were $21,000 for the quarter ended March 31, 2024, compared with recoveries of $532,000 for the same period in 2023, the recoveries in 2023 were primarily due to one large commercial customer. Annualized net loan charge-offs for the quarter ended March 31, 2024 were 0.01% and annualized net loan recoveries were 0.21% for the quarter ended March 31, 2023, of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and modified loans, were $2,001,000, or 0.18% of loans receivable at March 31, 2024, compared with $1,940,000, or 0.18% of loans receivable at December 31, 2023. In cases where there is a collateral shortfall on non-accrual loans, specific reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At March 31, 2024, $1,192,000, or approximately 60% of the loans classified as non-accrual, are current or past due less than 30 days. Commercial loans classified as substandard or doubtful loans totaled $11,582,000 at March 31, 2024, compared with $11,747,000 at December 31, 2023; these were comprised primarily of commercial real estate loans.

Non-Interest Income

Total non-interest income was $1,836,000 for the first quarter of 2024 compared with $1,219,000 for the same period in 2023. There was a net realized gain of $377,000 on the sale of investments for the quarter ended March 31, 2024 compared to a net loss of $465,000 on the sales of securities in the same period in 2023. Unrealized net loss on investment equity securities was $30,000 for the quarter ended March 31, 2024 compared to a net gain of $57,000 for the same period in 2023. The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 3.71%.

Fees for service to customers increased $18,000 for the quarter ended March 31, 2024, as overdraft fees increased $6,000 and other deposit-related fees increase $12,000. ATM and debit card income decreased $23,000 to $636,000 for the quarter ended March 31, 2024, income is related to card usage. Retail brokerage and advisory income decreased $141,000 to $93,000 for the same period, due to a decrease in customer balances following employee turnover. Net gains on sales of loans increased $9,000 for the same period due to volume. Bank-owned life insurance increased $8,000 for the same period.

Non-Interest Expense

Total non-interest expense was $8,833,000 for the first quarter of 2024 compared with $8,200,000 for the same period in 2023. Salaries and benefits expense increased $411,000, or 9.0%, to $4,974,000 when comparing the two quarters. Salary expense and related payroll taxes increased $178,000, or 4.5%, to $4,145,000 during the first quarter of 2024 compared to the same period in 2023. Benefits expense increased $233,000, or 39.1%, when comparing the two periods primarily due to medical costs and retirement plans.

Net occupancy and furniture and equipment expense increased $138,000, or 10.0%, to $1,515,000 for the first quarter of 2024 due to software maintenance costs. Other non-interest expense increased $84,000, or 3.7%, when comparing first quarter of 2024 with the same period in 2023 due to an increase in FDIC insurance of $170,000, an increase in marketing expense of $63,000, an increase in debit card expense of $53,000 and third-party services of $15,000, partly offset by decreases in Bank shares tax of $24,000, in telephone, postage and supplies of $41,000, and a reduction in write-offs due to fraud on customer accounts of $161,000.

Provision for income taxes decreased $460,000 to $663,000 in the first quarter of 2024 due to decreased pre-tax income, compared with the same period in 2023. The effective tax rates for the quarter ended March 31, 2024 was 20.4% compared with 21.4% for the same period in 2022.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jlehocky@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands)
Balance Sheet (Period End)	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23
Assets	$1,716,081	$1,706,318	$1,684,392	$1,650,586	$1,626,499
Cash and cash equivalents	50,963	62,657	55,141	34,824	14,201
Investment securities
Debt securities, AFS	481,596	490,181	505,390	527,741	537,904
Equity securities	6,217	5,910	4,765	5,424	11,908
Loans held-for-sale	—	549	446	810	388
Loans receivable	1,122,616	1,093,533	1,060,450	1,029,744	1,011,956
Allowance for loan losses	(8,738)	(8,852)	(8,542)	(8,365)	(8,191)
Net loans	1,113,878	1,084,681	1,051,908	1,021,379	1,003,765
Deposits	1,536,188	1,488,713	1,483,333	1,449,765	1,424,590
Demand, non-interest bearing	188,260	185,098	192,226	212,396	212,259
Interest-bearing demand, money market and savings	990,451	988,634	1,000,921	962,042	962,315
Time	357,477	314,981	290,186	275,327	250,016
Short-term borrowings	55,088	94,094	96,703	90,845	110,192
Long-term debt	20,000	20,000	20,000	20,000	—
Shareholders' equity	93,686	90,824	74,081	80,945	83,874

Asset Quality Data (Period End)
Non-accrual loans	$2,001	$1,940	$1,893	$4,794	$4,561
Loans past due 90 days or more and still accruing	—	—	—	—	—
Modified/restructured loans	—	—	—	—	—
Non-performing loans	2,001	1,940	1,893	4,794	4,561
Other real estate owned and repossessed assets	—	—	—	—	—
Non-performing assets	$2,001	$1,940	$1,893	$4,794	$4,561

Allowance for loan losses	$8,738	$8,852	$8,542	$8,365	$8,191

Non-performing loans / Loans excluding held-for-sale	0.18%	0.18%	0.18%	0.47%	0.45%
Non-performing assets / Assets	0.12%	0.11%	0.11%	0.29%	0.28%
Allowance for loan losses / Loans excluding held-for-sale	0.78%	0.81%	0.81%	0.81%	0.81%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23
Interest income	$19,569	$19,257	$18,497	$15,865	$15,463
Interest expense	9,401	9,065	8,284	6,532	5,046
Net interest income	10,168	10,192	10,213	9,333	10,417
Provision for credit losses	(86)	293	459	209	(1,805)
Net interest income after provision for credit losses	10,254	9,899	9,754	9,124	12,222
Non-interest income:
Fees for services to customers	420	414	421	414	402
ATM and debit card	636	687	685	704	659
Retail brokerage and advisory income	93	207	219	202	234
Net realized (loss) gain on investment securities	377	(2,262)	131	519	(465)
Unrealized gain (loss) on equity securities	(30)	904	(138)	(573)	57
Net gain on sale of loans	15	11	4	(5)	6
Other	325	322	433	319	326
Total non-interest income	1,836	283	1,755	1,580	1,219
Non-interest expense:
Salaries and employee benefits	4,974	4,717	4,971	4,775	4,563
Net occupancy and furniture and equipment	1,515	1,477	1,504	1,467	1,377
Other	2,344	2,552	2,196	2,250	2,260
Total non-interest expense	8,833	8,746	8,671	8,492	8,200
Income before income taxes	3,257	1,436	2,838	2,212	5,241
Provision for income taxes	663	302	494	325	1,123
Net income	$2,594	$1,134	$2,344	$1,887	$4,118

Share and Per Share Data:
Net income - basic	$0.71	$0.31	$0.65	$0.52	$1.15
Net income - diluted	$0.71	$0.31	$0.65	$0.52	$1.15
Book value	$25.57	$24.86	$20.35	$22.42	$23.32
Cash dividends	$0.37	$0.37	$0.37	$0.37	$0.37
Average common shares outstanding -basic	3,655,176	3,642,096	3,613,230	3,598,545	3,588,363
Average common shares outstanding -diluted	3,655,176	3,642,096	3,613,230	3,598,545	3,588,363
Selected Ratios:
Return on average assets	0.59%	0.25%	0.54%	0.44%	0.96%
Return on average shareholders' equity	6.53%	2.85%	5.93%	4.90%	11.11%
Net interest margin (tax equivalent)	2.39%	2.38%	2.27%	2.55%	2.68%
Efficiency ratio (tax equivalent)	72.73%	82.39%	71.58%	76.78%	69.57%
Average shareholders' equity to total average assets	8.98%	8.91%	9.12%	8.99%	8.65%
Net loan charge-offs (recoveries)	$21	$(19)	$275	$38	$(532)
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.01%	-0.01%	0.11%	0.01%	-0.21%
Balance Sheet (Average)
Assets	$1,778,585	$1,773,138	$1,719,368	$1,719,167	$1,737,679
Investment securities (AFS & Equities)	578,615	624,423	636,110	649,231	673,117
Loans receivable	1,108,836	1,039,351	1,026,881	1,021,265	1,020,102
Deposits	1,497,692	1,488,632	1,427,238	1,414,764	1,462,654
Shareholders' equity	159,739	158,063	156,890	154,503	150,281

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Three Months Ended
	March 31, 2024			March 31, 2023
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$6,782	5.33%	$90	$269	1.49%	$1
U.S. Government agencies	84,951	1.17	248	101,943	1.11	283
State and municipal	108,173	3.42	924	111,150	2.23	621
Mortgage-backed and CMOs	365,983	2.59	2,373	417,137	1.62	1,685
Corporate debt securities and mutual funds	6,707	5.59	94	6,636	4.40	73
Equities	6,019	3.71	56	12,096	3.39	101
Total investment securities	578,615	2.62	3,785	649,231	1.70	2,764
Loans:
Commercial real estate	775,135	5.34	10,300	681,615	4.52	7,602
Residential real estate	108,922	3.92	1,066	105,698	3.55	937
Home equity loans	62,269	6.81	1,055	56,645	6.23	870
Commercial and industrial	140,293	7.50	2,615	152,756	8.22	3,096
Consumer loans	3,644	8.10	73	4,089	6.73	68
Tax-exempt loans	18,641	3.82	177	20,591	3.49	177
Total loans, net of unearned income*	1,108,904	5.54	15,286	1,021,394	5.06	12,750
Other earning assets	46,645	5.51	639	7,001	5.71	99
Total earning assets	1,734,164	4.57	19,710	1,677,626	3.77	15,613
Cash and due from banks	12,769			12,881
Allowance for loan losses	(8,946)			(9,937)
Other assets	40,598			38,597
Total assets	$1,778,585			$1,719,167

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$321,904	0.80%	643	$317,615	0.39%	302
Municipals	131,887	4.81	1,577	111,954	3.89	1,075
Money market	227,872	3.56	2,015	130,627	1.06	342
Savings	298,353	1.28	949	406,072	1.08	1,077
Time < $100	157,712	3.76	1,473	101,208	1.53	382
Time $100 through $250	127,613	4.34	1,377	97,617	3.02	727
Time > $250	49,756	4.22	522	27,723	1.80	123
Total interest-bearing deposits	1,315,097	2.62	8,556	1,192,816	1.37	4,028
Short-term borrowings	87,441	2.88	625	134,918	2.99	995
Long-term debt	20,000	4.36	220	5,833	1.57	23
Total interest-bearing liabilities	1,422,538	2.66	9,401	1,333,567	1.53	5,046
Non-interest-bearing deposits	182,595			221,948
Other liabilities	13,713			9,149
Shareholders' equity	159,739			154,503
Total liabilities and
shareholders' equity	$1,778,585			$1,719,167
Net interest rate spread		1.91%			2.24%
Margin/net interest income		2.39%	$10,309		2.55%	$10,567
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale